Exhibit 1.4.1

AMENDMENT No.1 TO

THE REGULATIONS ON THE MANAGEMENT BOARD OF

OPEN JOINT STOCK COMPANY
LONG-DISTANCE AND INTERNATIONAL TELECOMMUNICATIONS ROSTELECOM

(restated version No.4)

Moscow

2009

1.                                     Clause 1.3 of the Regulations is amended to read as follows:

“Members of the Management Board with the exception of the Chairman of the Management Board shall be appointed by the Board of Directors of the Company. The functions of the Chairman of the Management Board shall be performed in accordance with the Federal Law “On Joint Stock Companies” by the person carrying out the functions of the Company’s General Director.

The same member of the Management Board may be reappointed for an unlimited number of terms.

The powers of a member of the Management Board (or all members of the Management Board) appointed by the Board of Directors may be subject to early termination by decision of the Board of Directors.

In the case of early termination of the powers of members of the Management Board, newly elected members of the Management Board act for a term not exceeding the term of the current Management Board.”

2.                                     Clause 5.1 of the Regulations is amended to read as follows:

“Decisions of the Management Board may be taken in the form of joint presence (including video- or audio-conference call) or by absentee voting (hereinafter, “Meeting”).”

3.                                     Clauses 5.5-5.7 of the Regulations are amended to read as follows:

“5.5. The quorum for meetings of the Management Board shall be at least one-half of the Management Board members’ quantity.

In case, when the number of members of the Management Board is less than the number of members that constitute the quorum, the Board of Directors of the Company shall decide on determination of numerical composition of the Management Board and shall appoint the members of the Management Board of the Company.

5.6. At the adoption of decisions of the Management Board, members of the Management Board that participate in the meeting shall express their opinion on agenda issues by voting or by submitting absentee voting opinion to the Secretary of the Management Board.

5.7. At the meetings of the Management Board decisions shall be adopted by a majority of votes of the Management Board members participating in the meeting and members submitted absentee voting opinions, received by the Secretary of the Management Board before the meeting in the form of joint presence, or before the date of voting completion in the case of absentee voting meeting.”

4.                                     The following new clause 5.8 is added to the Regulations:

“The written opinion may be expressed by the member of the Management Board by using one of the following methods:

•                  Submission of a written report on the issues on the agenda.

The written report shall indicate how the member of the Management Board has voted on each issue on the agenda on which he/she has the right to vote using one of the following options: “aye”, “nay” or “abstained”. When the “aye” option is used, the member of the Management Board shall formulate the draft resolution for which he/she is voting (draft resolution proposed in the notification of convocation of the meeting (absentee voting) or draft resolution modified by the member of the Management Board in his/her discretion).

•                  Conduct of a written poll of the members of the Management Board on draft resolutions on the issues on the agenda contained in the notification of absentee voting. Such poll shall be conducted only if no written conclusions have been presented by the members of the Management Board in the course of preparation for absentee voting.

•                  Conduct of an absentee voting written poll of the members of the Management Board on draft resolutions on the issues on the agenda contained in written conclusions submitted by the members of the Management Board. If none of such written conclusions specifies the “aye”

option (proposes to select the “aye” option) for any issue on the agenda, the poll on such issue shall be conducted on the draft resolution proposed in the notification of absentee voting.

•                  Conduct of a written poll of the members of the Management Board intending to be absent from the meeting on draft resolutions on the issues on the agenda proposed in the notification of the meeting.

•                  Conduct of a written poll of the members of the Management Board absent from the meeting on draft resolutions on the issues on the agenda developed by the members of the Management Board attending the meeting.

Written polls of the members of the Management Board shall be conducted by completing questionnaires prepared by the Secretary of the Management Board.”

5.                                     Clauses 5.8 and 5.9 are changed to 5.9 and 5.10 respectively.